NUMBER A001

Incorporated Under the Laws of North Carolina

SHARES 3,500

AB&T FINANCIAL CORPORATION

See Reverse for Certain Definitions

This is to Certify that UNITED STATES DEPARTMENT OF TREASURY is the owner of

THREE THOUSAND FIVE HUNDRED (3,500) fully paid and non-assessable shares of the

Corporation's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated January 23, 2009

Daniel C. Ayscue
Interim President and Chief Executive Officer

Betsy Martin
Assistant Secretary

UST 379